EXHIBIT 10.2
SECOND AMENDMENT TO OFFER LETTER
KURT ROGERS
THIS SECOND AMENDMENT (the “Amendment”) is entered into this 27th day of March, 2012 by and among Vonage America Inc. (the “Company”) and Kurt Rogers (the “Executive”).
WHEREAS, the Company and the Executive entered into an Offer Letter dated as of July 15, 2009, which was amended on December 22, 2010 (as amended, the “Offer Letter”). Capitalized terms used but not otherwise defined herein shall have the same meanings as in the Offer Letter.
WHEREAS, the Executive has not undergone a “separation from service” (as defined under Section 409A of the Code); and
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:
1.The first paragraph of Section 7 of the Offer Letter is hereby deleted and replaced in its entirety with the following:
“In addition, in the event your employment is terminated by the Company without “Cause” or by you with “Good Reason,” each as defined below, subject to your execution and delivery to the Company of a Separation Agreement and General Release (a “Release”) and such Release becoming irrevocable no later than the ninetieth (90th) day following your termination of employment, you will be entitled to (i) severance pay equal to twelve (12) months of your then-current base salary, less applicable withholding, which will be paid by the Company during its regular payroll cycle over the twelve (12) month period following your employment termination and (ii) a prorated portion of your TBO for the termination year, less applicable withholdings, which will be paid by the Company in equal installments during its regular payroll cycle over the six (6) month period following your employment termination, in each case, commencing on the first payroll date after the Release has become effective and irrevocable, but in no event later than the ninetieth (90th) day following your termination of employment, with the first payment including any amounts that would otherwise be due prior thereto; provided, however, that if the applicable ninety (90) day period begins in one taxable year and ends in a second taxable year, then the payment of severance and the payment of a prorated portion of your TBO as set forth herein shall commence on the later of (i) the first payroll date after the Release has become effective and irrevocable and (ii) the first payroll date that falls in the second taxable year, but in either case, no later than the ninetieth (90th) day following your termination of employment. Notwithstanding anything else to the contrary, if the Company does not receive an effective and irrevocable Release no later than the ninetieth (90th) day following your termination of employment then you shall forfeit all rights to any and all severance payments set forth herein.”
2.Compliance with Section 409A of the Code. The amendments to the Offer Letter under this Amendment are intended to comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, shall be interpreted in a manner consistent with such intent and with any further regulatory, administrative or other official guidance under Section 409A of the Code that addresses the same subject matter. Nothing contained in this Amendment shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any person and the Company, its subsidiaries and affiliates shall not have any liability to you with respect thereto. The employees or representatives of the Company, its subsidiaries and affiliates shall not have any personal liability to the Executive with respect the assessment of any additional income tax under Section 409A of the Code.
3.Entire Agreement. The Offer Letter, together with this Amendment, constitutes the complete and exclusive understanding of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.
4.Full Force. Except as set forth in this Amendment, the Offer Letter remains in full force and effect.
5.Headings. The headings of the paragraphs of this Amendment are inserted for convenience only and shall not be deemed to constitute part of this Amendment or to affect the construction thereof.
6.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

VONAGE AMERICA INC.
By: _/s/ Barry Rowan___________
Name: Barry Rowan
Title: President

EXECUTIVE

_/s/ Kurt Rogers_______________